UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2008

RAFAELLA APPAREL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138342	20-2745750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1411 Broadway

 New York, New York 10018

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (212) 403-0300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Rafaella Apparel Group, Inc. (the “Company”) entered into an Employment Agreement with Husein Jafferjee effective January 8, 2008 (the “Agreement”). Under the Agreement, Mr. Jafferjee will serve as Chief Operating Officer. His annual base salary will be $600,000 (the “Base Salary”). Mr. Jafferjee will be eligible to receive an annual bonus (the “Annual Bonus”) and the target amount will be 75% of his Base Salary. For the 2008 calendar year, the Annual Bonus will be at least 50% of Mr. Jafferjee’s Base Salary. Mr. Jafferjee will also receive a signing bonus of $300,000, payable in two equal installments of $150,000 on February 28, 2008 and March 30, 3008. Mr. Jafferjee will receive a transaction bonus in an amount equal to 2.5% of the appreciated value and net dividends available to the Company’s common stockholders in connection with certain transactions, in each case as set forth in the Agreement. In addition, the Agreement provides that Mr. Jafferjee is eligible to participate in all benefit programs that may be available to other senior executives of the Company and four weeks of paid vacation annually.

If Mr. Jafferjee’s employment is terminated by the Company due to his death or disability, then he or his legal representatives will receive (a) his Base Salary at the rate in effect at the time of termination until the effective date of termination; (b) payment for any accrued but unused vacation days; (c) unpaid expense reimbursements; and (d) any rights Mr. Jafferjee may have under the Company’s benefit plans or by law ((a) through (d) referred to herein as the “Accrued Benefits”). If Mr. Jafferjee’s employment is terminated by the Company for Cause (as defined in the Agreement) or by Mr. Jafferjee without Good Reason (as defined in the Agreement), then Mr. Jafferjee will receive only the Accrued Benefits. If Mr. Jafferjee’s employment is terminated by the Company without Cause or by Mr. Jafferjee with Good Reason, then Mr. Jafferjee will receive (a) the Accrued Benefits; (b) an amount equal to 12 months of his then Base Salary in 4 payments (as described in the Agreement); (c) a pro-rated Annual Bonus; (d) payment of his medical insurance premiums until the earlier of 12 months after the date of termination or when Mr. Jafferjee first becomes eligible for equivalent insurance coverage; and (e) if Mr. Jafferjee’s employment is terminated on or before December 31, 2008, any unpaid 2008 Annual Bonus as of the termination date. If the Company terminates Mr. Jafferjee’s employment by giving him notice of its intent not to renew, then Mr. Jafferjee will receive (a) the Accrued Benefits; (b) an amount equal to 12 months of his then Base Salary in 4 payments (as described in the Agreement); and (c) a pro-rated Annual Bonus. If Mr. Jafferjee terminates his employment by giving the Company notice of his intent not to renew, then Mr. Jafferjee will receive only the Accrued Benefits. If Mr. Jafferjee’s employment is terminated by the Company without Cause or by Mr. Jafferjee with Good Reason within 2 years following a change of control, then Mr. Jafferjee will receive the payments and benefits payable for the same type of termination prior to a change of control, except that the 12 months of his Base Salary will be payable in a lump sum.

Mr. Jafferjee is 54 years old. Mr. Jafferjee most recently held roles at Elie Tahari, Ltd. as EVP and Chief Operating Officer (2003-present) and Chief Financial Officer (2000-2003). Previously, Mr. Jafferjee was Chief Financial Officer of Urban Children’s Stores, Inc., Chief Financial Officer of Henri Bendel Inc. and Chief Financial Officer

of Mexx, USA, Inc. He has also held various financial management positions at Bankers Trust Co., Cosmair, Inc. and Touche Ross & Co.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by the Employment Agreement, which is attached hereto as Exhibit 10.20 and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.20	Employment Agreement, dated as of January 8, 2008, between Rafaella Apparel Group, Inc. and Husein Jafferjee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rafaella Apparel Group, Inc.

Date: January 14, 2008	By:	/s/ Chad J. Spooner
Chad J. Spooner Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.20	Employment Agreement, dated as of January 8, 2008, between Rafaella Apparel Group, Inc. and Husein Jafferjee.